FOR IMMEDIATE RELEASE Media Contact:

Maria Englund

(212) 843-8270

WELLS REIT II BOARD DECLARES 6.0% ANNUALIZED YIELD
for 2nd QUARTER 2005

ATLANTA (March 9, 2004) -- Wells Real Estate Investment Trust II, Inc. (Wells REIT II) announced today that its Board of Directors has declared the company's current dividend rate of an amount equal to a 6.0% annualized return on a $10.00 investment per share for the second quarter of 2005. Second quarter dividends are to be paid in June 2005 to shareholders of record each day from March 16, 2005, through June 15, 2005.

"We are pleased to announce an annualized 6.0% return to our Wells REIT II investors for next quarter," said Leo Wells, president and founder of Wells Real Estate Funds. "Our long term goal in Wells REIT II is to grow our assets and provide investors the diversification that's important to their financial future."

Wells Real Estate Funds is a national real estate investment management firm that purchases real estate on behalf of Wells-sponsored investment programs. Since 1984, more than 180,000 individuals across the country have invested (through their financial representatives) in Wells-sponsored investment programs to help diversify their investment portfolios. Collectively, Wells-sponsored programs own more than $6.5 billion in assets (valued at cost) totaling more than 30 million square feet of space.

To find out more, visit Wells online at www.wellsref.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934, including discussions regarding Wells' use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, construction delays, increases in interest rates, lease-up risks, lack of availability of financing, and lack of availability of capital proceeds. This is neither an offer nor a solicitation to purchase securities. Such an offer can be made only by prospectus. To obtain a prospectus, please contact Wells Investment Securities, Inc., at 6200 The Corners Parkway, Norcross, Georgia 30092-3365 (tel. 800-448-1010).

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